Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Second Quarter 2024 Financial Results

•	Second quarter 2024 total revenues of $14.33 million, up 29.8% from second quarter 2023

•	Second quarter 2024 net income of $697 thousand, or diluted earnings per share of $0.01, versus net loss of $104 thousand, or diluted earnings per share of $(0.00) for second quarter 2023

•	Second quarter 2024 Adjusted EBITDA of $2.24 million, up 95.8% from $1.14 million for second quarter 2023, while diluted Adjusted EBITDA per share was $0.04 versus $0.02 for second quarter 2023[1]

•	Total plasma center count increased by eight net new centers during second quarter 2024, exiting the quarter with 477 centers, contributing to a 12.6% increase in plasma revenue versus the same period last year

•	Added eight net new patient affordability programs during second quarter 2024, exiting the quarter with 61 active programs, leading to a 266.8% increase in pharma patient affordability revenue over the same period last year

•	Exited the quarter with $31.29 million of unrestricted cash and zero debt; $22.71 million related to payment timing on pass-through claim reimbursement receivables and related payables

•	Second quarter 2024 gross dollar load volume was up 12.7% compared to second quarter 2023

•	Second quarter 2024 gross spend volume was up 11.2% compared to second quarter 2023

•	Second quarter 2024 average revenue per plasma center per month of $7,916, up 4.4%, versus $7,581 for second quarter 2023

•	Second quarter 2024 patient affordability claim volume increased 365.5%, versus second quarter 2023

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – July 31, 2024 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the second quarter 2024.

“We are extremely pleased with Paysign’s second-quarter financial results, as we continue to grow our business at a rapid pace,” stated Mark Newcomer, President & CEO of Paysign. “In the second quarter, revenues grew 29.8%, and adjusted EBITDA grew 95.8%, driven by double-digit revenue growth in our plasma donor compensation business and an outstanding 266.8% revenue increase in our patient affordability business. Our gross margin percentage increased by 207 basis points, and we expect to see continued margin expansion as patient affordability remains a dominant growth driver for the company. Looking forward, we anticipate maintaining our current trajectory across our two major businesses of plasma donor compensation and pharma patient affordability while seeking additional high growth opportunities within the payments space. We remain committed to delivering sustainable growth and maximizing shareholder value.”

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Quarterly Results

The following additional details are provided to aid in understanding Paysign’s second quarter 2024 results versus the year-ago period:

•	Total revenues increased 29.8%, or $3.29 million. The increase was attributable to the following factors:

o	Plasma revenue increased $1.26 million, or 12.6%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards with average monthly revenue per center up 4.4% to $7,916 versus $7,581 in the same period last year. Total plasma center count increased by eight net new centers, exiting the quarter with 477 centers.
o	Pharma patient affordability revenue increased $1.95 million, or 266.8%, primarily due to the growth and launch of new pharma patient affordability programs. We added eight net new patient affordability programs throughout the second quarter, exiting with 61 active programs.
o	Other revenue increased by $86 thousand, or 28.9%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues increased 24.3%, or $1.32 million. Cost of revenues is comprised of transaction processing fees, data connectivity fees, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup, fraud charges and sales and commission expense. The quarter-over-quarter increase in cost of revenues was primarily due to an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in network expenses and sales commissions related to the growth in our pharma patient affordability business, an increase in fraud charges, an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business.
•	Gross profit increased by $1.97 million, or 35.1%, primarily due to increased plasma and pharma patient affordability revenue. Our gross profit margin increased to 52.9% versus 50.9% in the prior year, an increase of 207 basis points, primarily due to a greater revenue contribution from our patient affordability business (18.7% versus 6.6%).
•	Selling, general and administrative expenses (SG&A) increased by $716 thousand, or 13.5%, and consisted primarily of an increase in (i) compensation and benefits of approximately $1.30 million due to continued hiring to support the company’s growth, a tight labor market and increased benefit costs; (ii) technologies and telecom of approximately $372 thousand primarily related to ongoing platform security investments; and (iii) all other operating expenses of approximately $12 thousand. This increase was offset by a decrease in stock compensation of approximately $160 thousand, a decrease in non-IT professional services of approximately $162 thousand and a $647 thousand increase in the amount of capitalized platform development costs. We exited the quarter with 149 employees versus 108 employees at the end of the same period last year.
•	Depreciation and amortization expense increased by $482 thousand, or 50.3%, due mainly to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform and ongoing hiring to support our growth.
•	Other income increased by $212 thousand primarily related to an increase in interest income resulting from higher average cash balances and higher interest rates.
•	Income tax provision increased as a result of tax benefits related to our stock-based compensation, changes to the company’s valuation allowance recorded on its net deferred tax assets and a pretax loss in the prior period. The effective tax rate was 25.8% versus (126.3%) compared to the same period last year.
•	Net income of $697 thousand, or $0.01 per diluted share, improved by $801 thousand compared to net loss of $104 thousand, or $(0.00) per diluted share, during the same period in the prior year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $1.25 million, or 403.1%, to $1.57 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $1.09 million, or 95.8%, to $2.24 million, or $0.04 per diluted share, due to the factors mentioned above.

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Second Quarter 2024 Milestones

•	Exited the quarter with approximately 6.8 million cardholders and approximately 610 card programs.
•	Quarter-over-quarter revenue increased 29.8%.
•	Plasma revenue increased 12.6%.
•	Pharma patient affordability revenue increased 266.8%.
•	Added eight net new plasma donation centers, ending the quarter with 477 centers.
•	Added eight net new pharma patient affordability programs, ending the quarter with 61 active programs.
•	Restricted cash balances increased 10.7% from December 31, 2023, to $102.24 million, primarily due to increased funds on cards and growth in customer programs.

Balance Sheet at June 30, 2024

The company’s cashflows increased $24.18 million from December 31, 2023, largely related to the launch of new pharma patient affordability programs and new plasma centers.

Unrestricted cash increased $14.30 million to $31.29 million from December 31, 2023. The increase resulted primarily from payment timing on pass-through claim reimbursement receivables and related payables associated with our patient affordability business in the amount of $16.02 million. In addition to the impact of net pass-through claim reimbursements, the positive impact of net income and non-cash adjustments offset by investment in fixed assets and net increase in assets and liabilities lead to the increase in the unrestricted cash balance.

Restricted cash increased $9.88 million to $102.2 million from December 31, 2023, primarily due to increases in funds on cards of $3.74 million and customer deposits for our plasma and pharma customers of $6.15 million. Restricted cash are funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

2024 Outlook

“We delivered another solid quarter with year-over-year quarterly revenues increasing 29.8% to $14.3 million and adjusted EBITDA increasing 95.8% to $2.2 million as our pharma patient affordability business continued its growth momentum. We exited the quarter with 477 plasma centers and 61 pharma patient affordability programs, an increase of 13 and 18, respectively, since the end of 2023,” said Jeff Baker, Paysign CFO.

“Due to the outperformance of our business during the first two quarters of the year relative to our initial expectations, we are raising our full year guidance as follows: total revenues are estimated to be in the range of $56.5 million to $58.5 million versus our initial guidance of $54.5 million to $56.7 million, reflecting year-over-year growth of 20% to 24%. Plasma revenues are estimated to account for approximately 78% of total revenue while pharma revenue is estimated to account for approximately 20% of total revenue. Full-year gross profit margins are expected to be between 54.0% and 55.0% versus our initial guidance of 52.0% to 54.0% reflecting increased revenue contribution from our pharma patient affordability business. Operating expenses are expected to be between $30.0 million and $32.0 million versus our initial guidance of $29.0 and $31.0 million as we continue to make investments in people and technology to support the growth of our business. Of this amount, depreciation and amortization are expected to remain unchanged between $6.0 million and $6.5 million, while stock-based compensation is expected to remain unchanged between $2.7 million and $3.0 million. Given the continued increases in our average daily balances of unrestricted and restricted cash and the current interest rate environment, we expect to generate interest income of $3.0 million to $3.2 million. We expect our tax rate to be between 28.0% and 29.0% and our fully diluted share count outstanding to be 55.8 million to 56.0 million. Taking all of the factors above into consideration, we expect net income to be in the range of $2.0 million to $3.0 million, or $0.04 to $0.06 per diluted share, and adjusted EBITDA to be in the range of $9.0 million to $10.0 million (15.0% to 17.0% of total revenues), or $0.16 to $0.18 per diluted share,” Baker concluded.

Second Quarter 2024 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Wednesday, July 31, 2024, to discuss its second quarter 2024 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until October 29, 2024, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13747519.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our optimism that our business will continue to grow at a rapid pace; our expectation that we will see continued margin expansion as patient affordability remains a dominant growth driver for the company; our anticipation of maintaining our current trajectory across our two major businesses of plasma donor compensation and pharma patient affordability while seeking additional high growth opportunities with the payments space; our belief that our commitment remains firm on delivering sustainable growth and maximizing shareholder value; our expectations for total revenue, plasma revenue as a percentage of total revenue, pharma revenue as a percentage of total revenue, full-year gross profit margins, operating expenses, depreciation and amortization, stock-based compensation, interest income, tax rate, fully diluted share count, net income, and adjusted EBITDA for the full-year 2024. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2023. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
Plasma industry	$11,273,262	$10,014,461	$21,641,296	$19,374,528
Pharma industry	2,674,901	729,236	5,063,545	1,318,798
Other	383,436	297,354	816,832	491,015
Total revenues	14,331,599	11,041,051	27,521,673	21,184,341

Cost of revenues	6,745,836	5,425,311	12,996,659	10,520,932

Gross profit	7,585,763	5,615,740	14,525,014	10,663,409

Operating expenses
Selling, general and administrative	6,020,464	5,304,625	11,931,662	10,250,075
Depreciation and amortization	1,439,622	958,001	2,726,027	1,803,017
Total operating expenses	7,460,086	6,262,626	14,657,689	12,053,092

Income (loss) from operations	125,677	(646,886)	(132,675)	(1,389,683)

Other income
Interest income, net	813,357	600,867	1,544,701	1,185,064

Income (loss) before income tax provision	939,034	(46,019)	1,412,026	(204,619)
Income tax provision	241,932	58,137	405,828	59,667

Net income (loss)	$697,102	$(104,156)	$1,006,198	$(264,286)

Net income (loss) per share
Basic	$0.01	$(0.00)	$0.02	$(0.01)
Diluted	$0.01	$(0.00)	$0.02	$(0.01)

Weighted average common shares
Basic	53,008,286	52,259,002	52,926,462	52,330,829
Diluted	55,861,786	52,259,002	55,374,336	52,330,829

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2024 (Unaudited)	December 31, 2023 (Audited)
ASSETS
Current assets
Cash	$31,290,865	$16,994,705
Restricted cash	102,240,796	92,356,308
Accounts receivable, net	25,750,319	16,222,341
Other receivables	1,650,201	1,585,983
Prepaid expenses and other current assets	2,474,716	2,020,781
Total current assets	163,406,897	129,180,118

Fixed assets, net	1,107,852	1,089,649
Intangible assets, net	10,710,142	8,814,327
Operating lease right-of-use asset	3,006,844	3,215,025
Deferred tax asset, net	4,077,175	4,299,730

Total assets	$182,308,910	$146,598,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$50,254,617	$26,517,567
Operating lease liability, current portion	401,075	383,699
Customer card funding	102,079,826	92,282,124
Total current liabilities	152,735,518	119,183,390

Operating lease liability, long-term portion	2,721,724	2,928,078

Total liabilities	155,457,242	122,111,468

Stockholders’ equity
Common stock; $0.001 par value; 150,000,000 shares authorized, 53,782,382 and 53,452,382 issued at June 30, 2024 and December 31, 2023, respectively	53,782	53,452
Additional paid-in capital	23,357,481	21,999,722
Treasury stock at cost, 698,008 shares	(1,277,884)	(1,277,884)
Retained earnings	4,718,289	3,712,091
Total stockholders’ equity	26,851,668	24,487,381

Total liabilities and stockholders’ equity	$182,308,910	$146,598,849

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Reconciliation of EBITDA and Adjusted EBITDA to net income (loss):
Net income (loss)	$697,102	$(104,156)	$1,006,198	$(264,286)
Income tax provision	241,932	58,137	405,828	59,667
Interest income, net	(813,357)	(600,867)	(1,544,701)	(1,185,064)
Depreciation and amortization	1,439,622	958,001	2,726,027	1,803,017
EBITDA	1,565,299	311,115	2,593,352	413,334
Stock-based compensation	670,138	830,426	1,334,089	1,448,670
Adjusted EBITDA	$2,235,437	$1,141,541	$3,927,441	$1,862,004

Adjusted EBITDA per share
Basic	$0.04	$0.02	$0.07	$0.04
Diluted	$0.04	$0.02	$0.07	$0.03

Weighted average common shares
Basic	53,008,286	52,259,002	52,926,462	52,330,829
Diluted	55,861,786	54,475,747	55,374,336	54,630,341

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